EXHIBIT 4.44
                                    AGREEMENT

     This Agreement (this "AGREEMENT"), dated as of December 31, 2004, by and among Tower Semiconductor Ltd. an Israeli company (the "Seller"), Amit Sarig ("Sarig"), Zamir Bar Zion ("Zamir"), Clal Electronics Industries Ltd. ("Clal"), Gemini Israel III LP ("GEMINI") and k.t. Concord Venture Fund (Cayman), L.P., and k.t. Concord Venture Fund (Israel), L.P (collectively "CONCORD" and together with Sarig, Zamir, Clal and Gemini, the "NEW PURCHASERS").

                                  WITNESSETH :

WHEREAS, the Seller is a holder of 2,704,024 Ordinary Shares of Saifun Semiconductors Ltd. (the "COMPANY"), nominal value NIS 0.01 each (the "ORDINARY SHARES") and 58,608 Series B Preferred Shares of the Company, nominal value NIS
0.01 each (the "PREFERRED SHARES" and together with the Ordinary Shares, the "SHARES");

WHEREAS, the Seller executed a Share Purchase Agreement with General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership ("GAP BERMUDA"), GapStar, LLC, a Delaware limited liability company ("GAPSTAR"), GAP Coinvestments III, LLC, a Delaware limited liability company ("GAPCO III"), GAP Coinvestments IV, LLC, a Delaware limited liability company ("GAPCO IV"), and GAPCO GmbH & Co. KG, a German limited partnership ("GAPCO KG" and, collectively, with GAP Bermuda, GapStar, GAPCO III and GAPCO IV, the "ORIGINAL PURCHASERS") dated December 8, 2004 (the "SPA").

WHEREAS, in accordance with the Company's Articles of Association (the "ARTICLES") and pursuant to section 5.3 of the SPA, the Seller sent a Notice of Offer (as defined in the Company's Articles and as approved by the Original Purchasers ) to all Major Shareholders (as defined in the Articles) offering such Major Shareholders to exercise their right of first refusal as set forth in the Articles;

WHEREAS, the New Purchasers have provided the Seller with Purchase Notices (as defined in the Articles) in which they notified the Seller of their desire to purchase all of the Shares;

     NOW, THEREFORE, the parties hereby agree as follows :

     1. SALE OF SHARES. Subject to the terms and conditions hereof, the Seller hereby transfers to the New Purchasers, and the New Purchasers hereby purchase from the Seller, the number of Ordinary Shares of the Company and the number of Series B Preferred Shares of the Company set forth next to each New Purchaser's name in Schedule 1 attached hereto under the column entitled "Number of Ordinary Shares" and "Number of Preferred Shares", as applicable. The Sellers and the New Purchasers hereby make the deliveries required by section 2.4 of the SPA. In addition, each New Purchaser shall deliver to the Company the letter undertaking attached hereto as SCHEDULE 2.

     2. TERMS OF SALE. The rights and obligations set forth in the SPA and applicable to the Original Purchaser shall apply, mutatis mutandis, to each of the New Purchasers, including without limitation, the additional payment obligation set forth in Section 2.2 and the lock-up obligation on the Shares set forth in Section 4.7 of the SPA.

     3. REPRESENTATIONS AND WARRANTIES: The Seller hereby confirms that all representations and warranties made by the Seller in Article III of the SPA are true and correct in all respects at and on the day hereof and all the covenants and obligations contained in the SPA to be performed by the Seller prior to or at the Closing Date have been fully performed and complied with.

     4. ENTIRE AGREEMENT. This Agreement and the SPA shall constitute the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements in regard thereto.

     5. AMENDMENTS. This Agreement or any provision hereof may be amended, modified, waived, discharged or terminated only pursuant to a written instrument making specific reference to this Agreement and duly signed by or on behalf of each of the parties hereto.

     6. GOVERNING LAW AND CONSENT TO JURISDICTION. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

     TOWER SEMICONDUCTOR LTD.

     By: _________________________________
     Print Name: _______________________
     Title: ______________________________


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

     _______________________________
     Amit Sarig

     _______________________________
     Zamir Bar Zion

     Clal Electronics Industries Ltd.

     By: _____________________________
     Name:___________________________
     Title:____________________________


     Gemini Israel III LP, by it General Partner Gemini Capital Associates III LP, by its General Partner, Gemini Israel Funds Ltd.

     By: _____________________________
     Name:___________________________
     Title:____________________________


     k.t. Concord Venture Fund (Cayman), L.P., & k.t. Concord Venture Fund (Israel), L.P., both by Concord (k.t.) Investment Partners Ltd.--the General Partner.

     By: _____________________________
     Name:___________________________
     Title:____________________________


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

                                   SCHEDULE 1

                                              REQUESTED
                                               ORDINARY          PRE. B           TOTAL               $
                                              ----------       ----------       ----------       ----------
Gemini Israel III L.P.                           349,566            7,577          357,143        5,000,002

K.T. Concord Venture Fund (Cayman) L.P.          167,584           10,393          177,977        2,491,678
K.T. Concord Venture Fund (Israel) L.P.           33,515            2,079           35,594          498,316
Total Concord Group                              201,099           12,472          213,571        2,989,994


Clal Electronics Industries Ltd                2,148,359           37,559        2,185,918       30,602,852

Zamir Bar Zion                                     3,000                0            3,000           42,000

Amit Snir                                          2,000            1,000            3,000           42,000
                                              ----------       ----------       ----------       ----------
Total                                          2,704,024           58,608        2,762,632       38,676,848
                                              ==========       ==========       ==========       ==========


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

                                   Schedule 2


                                December 31, 2004



Saifun Semiconductors Ltd.
ELROD Building
45 Hamelacha Street
Sappir Industrial Park
Netanya 42504
Israel

Attn:  Boaz Eitan

       Igal Shany

Dear Sirs:

     On the date hereof, each person (a "Purchaser" and collectively, the "Purchasers") executing this letter agreement is purchasing from Tower Semiconductor Ltd. ("Tower") the aggregate number of Ordinary Shares and Class B Preferred Shares of Saifun Semiconductors Ltd. (the "Company") set forth opposite such person's name on Schedule 1 hereto (all of such Ordinary Shares and Class B Preferred Shares, the "Purchased Shares").

     In order to induce the Company to register the transfer by Tower of the Purchased Shares to the Purchasers on the register of shareholders of the Company, each Purchaser, severally and not jointly, hereby agrees and covenants as follows:

Prior to eighteen (18) months following the date hereof (the "Lock-up Expiration Date"), the Purchasers will not, directly or indirectly, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of (each such transaction, a "Disposition"), seventy-five percent (75%) of the Purchased Shares and the Ordinary Shares issuable upon the conversion of the Class B Preferred Shares purchased by the Purchasers from Tower (the "Purchased Securities"); provided, however, that the foregoing shall not prevent or restrict (a) the Purchasers from Disposing of their Purchased Securities in connection with a sale of the Company (whether by merger, consolidation, tender offer, exchange offer, sale of shares, other business combination transaction, sale of all or substantially all of the assets or otherwise), (b) the Purchasers from transferring their Purchased Securities in accordance with Article 43 of the Articles of Association (provided that any such transferee agrees to be bound by the terms of this letter agreement) or (c) the Purchasers from Disposing of up to 25% of their Purchased Securities at any time following the date hereof; and provided further, that if, prior the Lock-Up Expiration Date, Boaz Eitan makes a Disposition, in one or more transactions, of any of his shares of the Company resulting in an aggregate sale price for all Dispositions in the aggregate (calculated by multiplying the price per share of each Disposition by the aggregate number of shares sold in such Disposition and then aggregate such products) in excess of US$7,000,000, then the foregoing restrictions set forth in this letter agreement shall terminate and be of no further force or effect. For the avoidance of doubt, this letter agreement shall not apply to any securities of the Company acquired by any Purchaser other than from Tower on the date hereof.


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

In addition to clause (a) above, if requested by the managing underwriter of the Company's firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an "IPO"), each Purchaser agrees, in connection with such IPO, to enter into a customary lock-up agreement with the managing underwriter restricting the Disposition of securities of the Company held by such Purchaser for a period of not longer than 180 days from the date of the final prospectus relating to the IPO so long as such lock-up agreement is in form and substance identical to the lock-up agreements entered into by the directors, officers and other Major Shareholders (as defined in the Articles of Association of the Company) of the Company.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Israel without regard to the principles of conflicts of law thereof. Any dispute arising under or in relation to this letter agreement shall be resolved in the competent court of Tel Aviv-Jaffa District, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

                                Sincerely yours,


Agreed and accepted:

Saifun Semiconductors Ltd.


By:_________________________
   Name:
   Title:


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

                               SHARE TRANSFER DEED

     The undersigned, Tower Semiconductor Ltd. (the "Transferor"), does hereby transfer to __________ (the "Transferee"), pursuant to the terms of that certain Agreement between the Transferor and the New Purchasers (as defined therein) dated December 31, 2004, _____ Ordinary Shares of nominal value NIS 0.01 each and _____ Series B Preferred Shares of nominal value NIS 0.01 each (the "Shares") in Saifun Semiconductors Ltd., an Israeli company (the "Company") to be held by the Transferee, its administrators and its assigns, upon all of the terms and conditions subject to which the Transferor held such Shares and said Transferee does hereby agree to accept such Shares.


Dated:   December 31, 2004                           Dated:   December 31, 2004

TOWER SEMICONDUCTOR LTD.

By:                                                  By:
Name:                                                Name:
Title:                                               Title:
Transferor                                           Transferee



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